EX 99.1

ANTARES PHARMA REPORTS FIRST QUARTER 2020 OPERATING AND FINANCIAL RESULTS

•	First Quarter 2020 Revenue $33.1 Million, a 42% Increase Compared to First Quarter 2019

•	Generated $5.6 Million in Cash from Operations during the First Quarter 2020

EWING, NJ, May 5, 2020 – Antares Pharma, Inc. (NASDAQ: ATRS) (“the Company”), today reported operating and financial results for the first quarter ended March 31, 2020 with record first quarter revenue of $33.1 million and a net loss per share of $0.01.

“Our first quarter revenue performance underscores the strength of our commercial and operations organizations at a time when COVID-19 impacted the global economy and our business during the last month of the quarter. XYOSTED recorded another quarter of double-digit prescription growth over the prior quarter driven once again by a significant increase in both patients and prescribers.  We continue to believe XYOSTED represents the most effective option for treating low testosterone in hypogonadal men, especially in an at-home treatment setting.  On the partnered product front where we provide devices, Teva achieved a thirteen percent increase in generic epipen prescriptions in the first quarter of 2020 versus the fourth quarter of 2019 and importantly achieved a seven percent increase in market share over the same period,” said Robert F. Apple, President and Chief Executive Officer of the Company.  “With respect to the COVID-19 pandemic, we continue to monitor this global health crisis as it relates to our ongoing operations, and we have taken various steps to potentially reduce the impact of the pandemic on our business.  Antares is focused on helping to ensure patients continue to have access to our medicines while protecting the health and well-being of both our employees and our customers.  At this time, while we have seen a softening in new patient starts for our products, it is difficult to predict the full financial impact on our business given the current economic slowdown and uncertainty surrounding the duration of the pandemic.  However, we believe the Company is in a strong financial position, allowing us to navigate through these unprecedented times while continuing to execute on our key strategic objectives supporting long-term growth.”

First Quarter 2020 and Recent Highlights

•

Reported first quarter total 2020 revenue of $33.1 million, an increase of 42% compared to the same period last year.  Proprietary product revenue increased 163% to $12.6 million as compared to the $4.8 million reported in the first quarter of 2019.  Partnered product revenue increased 7.4% to $14.5 million compared to $13.5 million in the first quarter of 2019.

•

XYOSTED® total prescriptions increased 18% sequentially versus the fourth quarter of 2019.  To date, more than one hundred thousand prescriptions of XYOSTED® have been written by approximately fifty three hundred different physicians.

•	Reported first quarter 2020 loss per share of $0.01 as compared to a $0.03 loss per share reported in the comparable period last year.

•

Generated $5.6 million in cash from operating activities during the first quarter of 2020. Our total cash, cash equivalents and short-term investments increased to $50.3 million at March 31, 2020, compared to $45.7 million at December 31, 2019.

First Quarter 2020 Financial Results

Total revenue generated from product sales, development activities and royalties was $33.1 million for the three months ended March 31, 2020, compared to $23.3 million for the comparable period in 2019, a 42% increase.

Product sales were $27.1 million for the three months ended March 31, 2020, compared to $18.3 million for the comparable period in 2019, a 48% increase.

Sales of our proprietary products XYOSTED® and OTREXUP® generated revenue of $12.6 million for the three months ended March 31, 2020 as compared to $4.8 million for the three months ended March 31, 2019, a 163% increase. The increase in proprietary product sales for the three months ended March 31, 2020 as compared to the three months ended March 31, 2019 was attributable to XYOSTED®.

We sell devices, components and fully assembled and packaged product to our partners Teva and AMAG.  Partnered product sales were $14.5 million for the three months ended March 31, 2020 as compared to $13.5 million for the comparable period last year. The increase in sales of partnered products for the three months ended March 31, 2020 as compared to the same period in 2019 is primarily attributable to sales of auto injector devices to Teva for use with their Epinephrine Injection USP.

Licensing and development revenue includes license fees received from partners for the right to use our intellectual property and amounts earned in joint development arrangements with partners under which we perform development activities or develop new products on their behalf. Licensing and development revenue was $1.8 million for the three month period ended March 31, 2020 compared to $0.9 million for the comparable period in 2019. The increase in licensing and development revenue for the first quarter of 2020 was due to work performed on the Pfizer rescue pen and the Idorsia selatogrel pen development programs.

Royalties are recognized based on in-market sales of products sold by our partners. Royalty revenue was $4.2 million for the three months ended March 31, 2020 compared to $4.1 million for the same period in 2019.  The net increase in royalty revenue for the three month period was a result of an overall increase of $1.9 million in royalties received from Teva on their net sales of Epinephrine Injection USP, offset by a decrease of $1.5 million in royalties received from AMAG on their net sales of the Makena® subcutaneous auto injector.

Operating expenses were $19.4 million for the first quarter of 2020 compared to $17.3 million in the comparable period of 2019.  The increase in operating expenses in the first quarter of 2020 was primarily due to incremental sales and marketing expenses related to the commercialization of XYOSTED®.

Net loss was $2.4 million for the first quarter of 2020, compared to $5.5 million in the comparable period in 2019.  Net loss per share was $0.01 for the quarter ended March 31, 2020 and $0.03 for the quarter ended March 31, 2019.

At March 31, 2020, cash, cash equivalents and short term investments were $50.3 million compared to $45.7 million at December 31, 2019.

2020 Financial Guidance

Due to uncertainties caused by the ongoing COVID-19 pandemic, including the impact and duration of shelter-in-place restrictions and a lack of access for certain patients to their physicians’ offices, Antares is suspending the previously announced 2020 net revenue guidance.

2 of 6

Conference Call, Call Replay and Webcast

Antares executives will provide a Company update and review first quarter 2020 financial results via webcast and conference call today, May 5, 2020, at 8:30 a.m. ET (Eastern Time). The webcast of the conference call, which will include a slide presentation, can be accessed through the link located on the “For Investors” section of the Company’s website (www.antarespharma.com) under “Webcasts & Presentations”.  Alternatively, callers may participate in the audio portion of the conference call by dialing toll free 1-800-367-2403, or 1-334-777-6978.  Callers should reference the Antares Pharma conference call or conference identification code 6655382. Callers can access the slide presentation on the “For Investors” section of the Company’s website under “Webcasts & Presentations”.  A telephone replay of the conference call will be available from 11:30 a.m. ET on Tuesday, May 5, 2020 through 11:30 a.m. ET on Thursday, June 4, 2020. To access the replay, callers should dial 1-888-203-1112 or 1-719-457-0820 and enter passcode 6655382.

About Antares Pharma

Antares Pharma, Inc. is a pharmaceutical technology company focused primarily on the development and commercialization of self-administered injectable pharmaceutical products using advanced drug delivery auto injector technology.  The Company has a portfolio of proprietary and partnered commercial products with several product candidates in various stages of development, as well as significant strategic alliances with industry leading pharmaceutical companies including Teva Pharmaceutical Industries, Ltd. (Teva), AMAG Pharmaceuticals, Inc. (AMAG), Pfizer Inc. (Pfizer) and Idorsia Pharmaceuticals Ltd. (Idorsia).  Antares Pharma’s FDA approved products include XYOSTED® (testosterone enanthate) injection, OTREXUP® (methotrexate) injection for subcutaneous use and Sumatriptan Injection USP, which is distributed by Teva.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are subject to certain risks and uncertainties that can cause actual results to differ materially from those described.  Factors that may cause such differences include, but are not limited to: the uncertainty regarding the duration, scope and severity of the COVID-19 pandemic and the mitigation measures and other restrictions implemented in response to the same and the impact on demand for our products, new patients and prescriptions, future revenue, product supply, and our overall business, operating results and financial condition; market acceptance, adequate reimbursement coverage and commercial success of XYOSTED® and future revenue from the same; successful development including the timing and results of the clinical bridging and Phase 3 clinical trial of the drug device combination product for Selatogrel with Idorsia Pharmaceuticals and FDA and global regulatory approvals and future revenue from the same; market acceptance of Teva’s generic epinephrine auto-injector product and future revenue from the same; our expectations regarding whether the FDA will pursue withdrawal of approval for AMAG Pharmaceuticals Inc.’s Makena® subcutaneous auto injector following the recent FDA advisory committee meeting and future prescriptions, market acceptance and revenue from Makena® subcutaneous auto injector; Teva’s ability to successfully commercialize VIBEX® Sumatriptan Injection USP and the amount of revenue from the same; continued growth of prescriptions and sales of OTREXUP®;  the timing and results of the Company’s or its partners’ research projects or clinical trials of product candidates in development;  actions by the FDA or other regulatory agencies with respect to the Company’s products or product candidates of its partners; continued growth in product, development, licensing and royalty revenue; the Company’s ability to meet loan extension and interest only payment milestones and the ability to repay the debt obligation to Hercules Capital;  the Company’s ability to obtain financial and other resources for its research, development, clinical, and commercial activities and other statements regarding matters that are not historical facts, and involve predictions. These statements involve known and unknown risks, uncertainties and other factors that may cause

3 of 6

actual results, performance, achievements or prospects to be materially different from any future results, performance, achievements or prospects expressed in or implied by such forward-looking statements. In some cases you can identify forward-looking statements by terminology such as ''may'', ''will'', ''should'', ''would'', ''expect'', ''intend'', ''plan'', ''anticipate'', ''believe'', ''estimate'', ''predict'', ''potential'', ''seem'', ''seek'', ''future'', ''continue'', or ''appear'' or the negative of these terms or similar expressions, although not all forward-looking statements contain these identifying words. Additional information concerning these and other factors that may cause actual results to differ materially from those anticipated in the forward-looking statements is contained in the "Risk Factors" section of the Company's Annual Report on Form 10-K, and in the Company's other periodic reports and filings with the Securities and Exchange Commission.  The Company cautions investors not to place undue reliance on the forward-looking statements contained in this press release. All forward-looking statements are based on information currently available to the Company on the date hereof, and the Company undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this press release, except as required by law.

Contact:

Jack Howarth

Vice President, Corporate Affairs

609-359-3016

jhowarth@antarespharma.com

TABLES FOLLOW

4 of 6

ANTARES PHARMA, INC.

Table 1 - CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(amounts in thousands except per share amounts)

(unaudited)

	Three Months Ended
	March 31,		Increase
	2020	2019	(Decrease)
Revenue:
Product sales	$27,097	$18,300	48%
Licensing and development revenue	1,755	915	92%
Royalties	4,227	4,071	4%
Total revenue	33,079	23,286	42%
Cost of Revenue	15,047	10,946	37%
Gross profit	18,032	12,340	46%
Research and development	2,981	2,387	25%
Selling, general and administrative	16,422	14,935	10%
Total operating expenses	19,403	17,322	12%
Operating loss	(1,371)	(4,982)	(72)%
Other income (expense), net	(985)	(557)	77%
Net loss	$(2,356)	$(5,539)	(57)%
Basic and diluted net loss per common share	$(0.01)	$(0.03)
Basic and diluted weighted average common shares outstanding	165,429	160,446

ANTARES PHARMA, INC.

Table 2 – CONSOLIDATED DETAIL OF REVENUE FROM PRODUCT SALES

(amounts in thousands)

(unaudited)

	Three Months Ended March 31,
	2020	2019
Product sales:
XYOSTED®	$9,003	$703
OTREXUP®	3,563	4,068
Partnered product sales	14,531	13,529
Total product sales	$27,097	$18,300

5 of 6

ANTARES PHARMA, INC.

Table 3 – CONSOLIDATED CONDENSED BALANCE SHEETS

(amounts in thousands)

(unaudited)

	March 31,	December 31,
	2020	2019
Assets
Cash, cash equivalents and investments	$50,317	$45,721
Accounts receivable	31,412	35,074
Inventories	17,309	16,000
Contract assets	9,929	8,235
Equipment, molds, furniture and fixtures, net	16,223	15,961
Goodwill, intangibles and right-of use assets	6,736	7,036
Other assets	4,878	4,724
Total Assets	$136,804	$132,751

Liabilities and Stockholders’ Equity
Accounts payable and accrued expenses	$35,213	$30,677
Deferred revenue	2,048	1,738
Long-term debt and lease liabilities	45,745	45,836
Stockholders’ equity	53,798	54,500
Total Liabilities and Stockholders’ Equity	$136,804	$132,751

6 of 6